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                                    EXHIBIT B

                                                                         EX-99.2

                                 PROMISSORY NOTE

$5,000,000.00                                                      DALLAS, TEXAS
                                                                    JUNE 8, 1999


         FOR VALUE RECEIVED, Ronald A. Unkefer, a Texas resident, (the "Maker"), HEREBY PROMISES TO PAY in full to the order of First Broadcasting Management, LLC, a Delaware limited liability company (the "Payee"), or any assignee thereof (collectively, the "Holder"), at Payee's principal business address of First Broadcasting Management, 750 N. St. Paul, Tenth Floor, Dallas, Texas 75201, or at such other place as the Holder may hereafter designate in writing, the principal sum of FIVE MILLION and NO/100THS Dollars ($5,000,000.00) on or before December 31, 1999 (the "Stated Maturity Date"), together with interest on the unpaid balance of that principal sum at the rate per annum of the floating prime interest rate plus an additional 1% (calculated on the basis of a 360-day year) payable on the date that unpaid balance shall become due and payable. Interest shall accrue on that unpaid balance from and including the date hereof to, but excluding, the date that unpaid balance is paid in full. The Maker shall pay on demand interest on any overdue principal and interest at the rate per annum equal to the lesser of (i) 18% calculated as set forth above) and (ii) the highest lawful rate permitted by applicable law (the "Highest Lawful Rate").

         Both the principal of and the interest on this Promissory Note are payable in United States dollars by certified or official bank check or by wire transfer pursuant to written wire transfer instructions delivered by the Holder to the Maker. The unpaid principal of and accrued and unpaid interest on this Promissory Note may be prepaid at any time without premium or penalty.

         If at any time the rate of interest hereinabove provided for would exceed the Highest Lawful Rate, the rate of interest to accrue on the unpaid balance of principal under this Promissory Note shall be limited to the Highest Lawful Rate. At all such times, if any, as Texas law shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated" ceiling (as defined in Chapter One of the Texas Credit Code, V.T.C.S. Art. 5069-1.04 et seq.) from time to time in effect. Regardless of any provision contained herein, or in any other document executed in connection herewith, the holder hereof shall never be entitled to receive, collect or apply, as interest hereon, any amount in excess of the Highest Lawful Rate, and in the event the holder hereof ever receives, collects or applies, as interest, any such excess, such amount shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall forewith be refunded to the payor. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Maker and the Holder shall, to the maximum extent permitted by law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayment and the effects thereof and (c) amortize, prorate, allocate and spread, in



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equal parts, the total amount of interest throughout the entire contemplated term of this Promissory Note so that the interest rate is uniform throughout the entire term hereof.

         In case any one or more of the provisions contained in this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         This Promissory Note shall be governed by, and construed and interpreted in accordance with, the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.

         IN WITNESS WHEREOF, the undersigned has caused the Note to be duly executed and delivered in his name and on his behalf, all as of the date and year first written above.



MAKER:



/s/ RONALD A. UNKEFER
---------------------------
Ronald A. Unkefer



                         PROMISSORY NOTE SIGNATURE PAGE



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